Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of February 10, 2012 (this “Supplemental Indenture”), among Dynacast International LLC., a Delaware limited liability company (the “Company”) and Dynacast Finance Inc. (the “Co-Issuer” and, together with the Company, the “Issuers”), as joint and several obligors, the Guarantors listed on Schedule A hereto (the “Guarantors”) and Union Bank, N.A., as Trustee and as Second Lien Agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers, the Guarantors and the Trustee have heretofore become parties to an indenture, dated as of July 19, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”) providing for the issuance of an unlimited aggregate principal amount of 9.25% Senior Secured Second Lien Notes due 2019 (the “Notes”);

WHEREAS, pursuant to Section 9.01(5) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any Holder;

WHEREAS, the Issuers have requested that the Trustee execute and deliver this First Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been satisfied;

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Issuers, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, supplement to, the Indenture have been done; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof. Unless otherwise specified, any reference to a Section refers to such Section of this Supplemental Indenture.

2. Amendments to the Indenture. Section 10.06 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 10.06 Release of Guarantees.

A Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Issuers or the Trustee is required for the release of such Subsidiary Guarantor’s Guarantee, upon:

(1)(A) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Subsidiary Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture;

(B) the release or discharge of the guarantee by such Subsidiary Guarantor of the Senior Credit Facility or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(C) the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

(D) exercise by the Issuers of their Legal Defeasance option in accordance with Article 8 hereof or the Issuers’ obligations under this Indenture being discharged in accordance with the terms of this Indenture; and

(2) the Issuers delivering to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.”

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

DYNACAST INTERNATIONAL LLC DYNACAST FINANCE INC. DYNACAST INTERNATIONAL INC. DYNACAST US 1 LLC DYNACAST INC. DYNACAST MFG. INC. KDI ACQUISITION LLC

By:	/s/ Adrian Murphy
	Name:	Adrian Murphy
	Title:	Secretary, Treasurer and Chief Financial Officer

UNION BANK, N.A., as Trustee and Second Lien Agent

By:	/s/ Patricia Phillips-Coward
	Name:	Patricia Phillips-Coward
	Title:	Vice President

[SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE]

SCHEDULE A

Guarantors

Dynacast International Inc.

Dynacast US 1 LLC

Dynacast Inc.

Dynacast MFG. Inc.

KDI Acquisition LLC